QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Boise Cascade Company:

        We consent to the incorporation by reference in the registration statement (No. 333-186871) on Form S-8 of Boise Cascade Company of our report dated March 7, 2013, except as to Note 18, which is as of April 1, 2013, with respect to the consolidated balance sheets of Boise Cascade Company and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K of Boise Cascade Company dated April 16, 2013.

/s/ KPMG LLP

Boise, Idaho
April 16, 2013

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm